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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Rule 13d-102)

                 Information to be Included in Statements Filed
          Pursuant to Rule 13d-1(b)(c), and (d) and Amendments thereto
                         Filed Pursuant to Rule 13d-2(b)

                               Portal Player, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    736187204
                   -----------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_] Rule 13d-1(b)

      [_] Rule 13d-1(c)

      [X] Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). Item 10.

                               Page 1 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners (BHCA), L.P.
      13-3371826
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization
      Delaware
--------------------------------------------------------------------------------
  Number of              5. Sole Voting Power   2,560,225 shares of Common Stock
  Shares Beneficially
  Owned by Each          -------------------------------------------------------
  Reporting Person       6. Shared Voting Power
  With:                  -------------------------------------------------------
                         7. Sole Dispositive Power   2,560,225 shares of Common
                         Stock
                         -------------------------------------------------------
                         8.Shared Dispositive Power
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,560,225 shares of Common Stock

10.   Check box if the Aggregate  Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                              |_|

11.   Percent of Class Represented by Amount in Row (9)         11.1%
--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------

                               Page 2 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors, L.P.
      13-4197054
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization
      Delaware
--------------------------------------------------------------------------------
  Number of              5. Sole Voting Power   229,704 shares of Common Stock
  Shares Beneficially
  Owned by Each          -------------------------------------------------------
  Reporting Person       6. Shared Voting Power
  With:                  -------------------------------------------------------
                         7. Sole Dispositive Power  229,704 shares of Common
                            Stock
                         -------------------------------------------------------
                         8.Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person   229,704
      Shares of Common Stock

10.   Check box if the Aggregate  Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                  |_|

11.   Percent of Class Represented by Amount in Row (9)  1.0%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------

                               Page 3 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors A, L.P.
      26-0032493
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization
      Delaware
--------------------------------------------------------------------------------
  Number of              5. Sole Voting Power     31,313 shares of Common
  Shares Beneficially       Stock
  Owned by Each          -------------------------------------------------------
  Reporting Person       6. Shared Voting Power
  With:                  -------------------------------------------------------
                         7. Sole Dispositive Power  31,313 shares of Common
                            Stock
                         -------------------------------------------------------
                         8. Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      31,313 Shares of Common Stock

10.   Check box if the Aggregate  Amount in Row (9)
      Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount in Row (9)         .1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------

                               Page 4 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Cayman), L.P.
      13-4197057
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization              Cayman Islands
--------------------------------------------------------------------------------
  Number of              5. Sole Voting Power   116,587 shares of Common Stock
 Shares Beneficially
  Owned by Each          -------------------------------------------------------
  Reporting Person       6. Shared Voting Power
  With:                  -------------------------------------------------------
                         7. Sole Dispositive Power   116,587 shares of Common
                            Stock
                         -------------------------------------------------------
                         8. Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      116,587 Shares of Common Stock

10.   Check box if the Aggregate  Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                               |_|

11.   Percent of Class Represented by Amount in Row (9)                     .5%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------

                               Page 5 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Cayman) II, L.P.
      26-0005546
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization              Cayman Islands
--------------------------------------------------------------------------------
  Number of              5. Sole Voting Power     12,992 shares of Common Stock
  Shares Beneficially    -------------------------------------------------------
  Owned by Each          6. Shared Voting Power
  Reporting Person       -------------------------------------------------------
  With:                  7. Sole Dispositive Power 12,992 shares of Common Stock
                         -------------------------------------------------------
                         8. Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      12,992 Shares of Common Stock

10.   Check box if the Aggregate  Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                |_|

11.   Percent of Class Represented by Amount in Row (9)            .1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------

                               Page 6 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204
--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Selldown), L.P.
      56-2489868
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of
      Organization              Delaware
--------------------------------------------------------------------------------
  Number of              5. Sole Voting Power      86,322 shares of Common Stock
  Shares Beneficially    -------------------------------------------------------
  Owned by Each          6. Shared Voting Power
  Reporting Person       -------------------------------------------------------
  With:                  7. Sole Dispositive Power 86,322 shares of Common Stock
                         -------------------------------------------------------
                         8. Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      86,322 Shares of Common Stock

10.   Check box if the Aggregate  Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                          |_|

11.   Percent of Class Represented by Amount in Row (9)                      .4%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------

                               Page 7 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

Item 1.

            (a)   Name of Issuer:

                  Portal Player, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  3255 Scott Boulevard, Bld. 1
                  Santa Clara, CA 05054

Item 2.
            (a)   Name of Person Filing:

                  J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
                  J.P. Morgan Partners Global Investors, L.P. ("JPMP Global") J.P. Morgan Partners Global Investors A, L.P. ("JPMP Global A")
                  J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman")
                  J.P. Morgan Partners Global Investors (Cayman) II, L.P. ("JPMP Cayman II")
                  J.P. Morgan Partners Global Investors (Selldown), L.P. ("JPMP Selldown")

                  Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

            Address of Principal Business Office or, if none, Residence:

                  c/o J.P. Morgan Partners, LLC
                  1221 Avenue of the Americas
                  New York, New York 10020


                  See  also  supplemental   information  relating  to  principal
                  business office is included in Exhibit 2(a) attached hereto.

            (b)   Citizenship:

                  Each Reporting Person is a Delaware limited partnership, other than JPMP Cayman and JPMP Cayman II which are Cayman Islands partnerships.

            (c)   Title of Class of Securities (of Issuer):

                  Common Stock

            (d)   CUSIP Number:

                  736187204

Item 3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

Item 4.  Ownership

                               Page 8 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

Item 5.

      (a)   Amount Beneficially Owned:

            JPMP (BHCA):        2,560,225
            JPMP Global:          229,704
            JPMP Global A:         31,313
            JPMP Cayman:          116,587
            JPMP Cayman IV:        12,992
            JPMP Selldown:         86,332

      (b)   Percent of Class:

            JPMP (BHCA):        11.1% (as of December 31, 2004)
            JPMP Global:         1.0% (as of December 31, 2004)
            JPMP Global A:        .1% (as of December 31, 2004)
            JPMP Cayman:          .5% (as of December 31, 2004)
            JPMP Cayman II        .1% (as of December 31, 2004)
            JPMP Selldown         .4% (as of December 31, 2004)

      (c)   Number of shares as to which such person has:

            (i)   JPMP (BHCA):  2,560,225
                  JPMP Global:    229,704
                  JPMP Global A:   31,313
                  JPMP Cayman:    116,587
                  JPMP Cayman IV:  12,992
                  JPMP Selldown:   86,332


            (ii)  Not applicable


            (iii) JPMP (BHCA):  2,560,225
                  JPMP Global:    229,704
                  JPMP Global A:   31,313
                  JPMP Cayman:    116,587
                  JPMP Cayman IV:  12,992
                  JPMP Selldown:   86,332

            (iv)  Not applicable

Item  6. Ownership of Five Percent or Less of a Class

            Not applicable

Item  7. Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 8. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

Item  9. Identification and Classification of Members of the Group

                               Page 9 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

            Not applicable.

Item  10. Notice of Dissolution of Group

            Not applicable.

Item  11. Certification

            Not applicable


                              Page 10 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005

                                        J.P. MORGAN PARTNERS (BHCA), L.P.

                                        By: JPMP Master Fund Manager, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                            /s/ Jeffrey C. Walker
                                        By: ---------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS, L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                             /s/ Jeffrey C. Walker
                                        By:  ---------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President

                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS A, L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                        By:  ---------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                              Page 11 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (CAYMAN), L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                             /s/ Jeffrey C. Walker
                                        By:  ---------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President


                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (CAYMAN) II, L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                             /s/   Jeffrey C. Walker
                                        By:  ---------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President


                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (SELLDOWN), L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                             /s/ Jeffrey C. Walker
                                        By:  ---------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President


                              Page 12 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

                                  EXHIBIT 2(a)

Item  2. Identity and Background.

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located at 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. As general partner of JPMP (BHCA), JPMP Master Fund may be deemed to be the beneficial owner of the shares held by JPMP (BHCA).

      This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP
(BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA) and J.P. Morgan Partners Global Investors (Selldown), L.P., and collectively with JPMP Global, JPMP Global A, JPMP Cayman, JPMP Selldown the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities. As general partner of each of the Global Fund Entities, JPMP Investors may be deemed to be the beneficial owner of the shares held by the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors, is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp. As general partner of each JPMP Master Fund and JPMP Investors, JPMP Capital Corp. may be deemed to be the beneficial owner of the shares held by JPMP (BHCA) and the Global Fund Entities.

      JPMP Capital Corp. is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JPMorgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMorgan Chase.


                              Page 13 of 20 pages

                                  EXHIBIT 2(b)

                             JOINT FILING AGREEMENT


      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14 day of February, 2005.


                                        J.P. MORGAN PARTNERS (BHCA), L.P.

                                        By: JPMP Master Fund Manager, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                              /s/ Jeffrey C. Walker
                                        By:  ---------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President

                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS, L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                        By:  ---------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                              Page 14 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

                                        J.P, MORGAN PARTNERS GLOBAL
                                        INVESTORS A, L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                              /s/ Jeffrey C. Walker
                                        By:  ---------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President

                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (CAYMAN), L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                        By:  ---------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President



                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (CAYMAN) II, L.P.

                                        By: JPMP Global Investors, L.P.,
                                           its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                              /s/ Jeffrey C. Walker
                                        By:  ---------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                              Page 15 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (SELLDOWN), L.P.


                                        By: JPMP Global Investors, L.P.,
                                           its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner

                                        By:  ---------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                              Page 16 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

                                                                      SCHEDULE A
                               JPMP CAPITAL CORP.

                              Executive Officers(1)
                              ---------------------

Chief Executive Officer                       William B. Harrison**
President                                     Jeffrey C. Walker*
Chief Investment Officer                      Arnold L. Chavkin*
Managing Director                             Srinivas Akkaraju*
Managing Director                             Christopher Albinson*
Managing Director                             Dr. Dana Beth Ardi*
Managing Director                             Richard Aube*
Managing Director                             Christopher C. Behrens*
Managing Director                             John Breckenridge*
Managing Director                             Julie Casella-Esposito*
Managing Director                             Rodney A. Ferguson*
Managing Director                             Cornell P. French*
Managing Director                             Michael R. Hannon*
Managing Director                             Matthew Lori*
Managing Director                             Jonathan R. Lynch*
Managing Director                             Bryan Martin*
Managing Director                             Sunil Mishra*
Managing Director                             Stephen P. Murray*
Managing Director                             Timothy Purcell*
Managing Director                             John Reardon*
Managing Director                             Faith Rosenfeld*
Managing Director                             Shahan D. Soghikian*
Managing Director                             William Stuck*
Managing Director                             Patrick J. Sullivan*
Managing Director                             Timothy J. Walsh*
Managing Director                             Richard D. Waters, Jr. *
Managing Director                             Damion E. Wicker, M.D.*


                                  Directors(1)
                                  ------------
                              William B. Harrison**
                               Jeffrey C. Walker*

--------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New
      York, New York 10017.
(1)   Each of whom is a United States citizen.


                              Page 17 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

                              JPMORGAN CHASE & CO.

                              Executive Officers(1)
                              ---------------------

Chairman of the Board and Chief Executive Officer    William B. Harrison Jr.*
President and Chief Operating Officer                James Dimon*
Chief Information Officer                            Austin A. Adams*
Co-Chairman, Investment Bank                         Steven D. Black*
Chief Executive Officer, Card Services               William I. Campbell*
Chief Financial Officer                              Michael J. Cavanagh*
Chairman, West Coast Region                          David A. Coulter*
Director of Human Resources, Head of Real Estate/
   Facilities, General Services, Security            John J. Farrell*
Co-General Counsel                                   Joan Guggenheimer*
Director of Corporate Marketing and Communications   Frederick W. Hill*
Head, Commercial Banking                             Samuel Todd Maclin*
Head, Strategy and Business Development              Jay Mandelbaum*
Co-General Counsel                                   William H. McDavid*
Chief Executive Officer, Treasury & Securities
   Services                                          Heidi Miller*
Head, Retail Financial Services                      Charles W. Scharf*
Executive Vice President, Card Services              Richard J. Srednicki*
Head, Asset & Wealth Management                      James E. Staley*
Chief Risk Officer                                   Don M. Wilson III*
Co-Chairman, Investment Bank                         William T. Winters*

--------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                              Page 18 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204


                                  Directors(2)
                                  ------------

 Name                                      Principal Occupation or Employment;
                                           Business or Residence Address
--------------------------------------------------------------------------------
 Hans W. Becherer                          Retired Chairman of the Board and
                                           Chief Executive Officer
                                           Deere & Company
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 John H. Biggs                             Former Chairman and CEO
                                           TIAA - CREF
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 Lawrence A. Bossidy                       Retired Chairman of the Board
                                           Honeywell International Inc.
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 Stephen B. Burke                          President
                                           Comcast Cable Communications, Inc.
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 James S. Crown                            President
                                           Henry Crown and Company
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 James Dimon                               President and Chief Operating Officer
                                           JPMorgan Chase & Co.
                                           270 Park Avenue, 8th Floor
                                           New York, New York 10017-2070
--------------------------------------------------------------------------------
 Ellen V. Futter                           President and Trustee
                                           American Museum of Natural History
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 William H. Gray, III                      Retired President and Chief
                                           Executive Officer
                                           The College Fund/UNCF
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------

--------
(2)   Each of whom is a United States citizen.


                              Page 19 of 20 pages

                                  SCHEDULE 13G

Issuer: Portal Player, Inc.                                 CUSIP No.: 736187204

 Name                                      Principal Occupation or Employment;
                                           Business or Residence Address
--------------------------------------------------------------------------------
 William B. Harrison, Jr.                  Chairman of the Board and Chief
                                              Executive Officer
                                           JPMorgan Chase & Co.
                                           270 Park Avenue, 8th Floor
                                           New York, New York  10017-2070
--------------------------------------------------------------------------------
 Laban P. Jackson, Jr.                     Chairman and Chief Executive Officer
                                           Clear Creek Properties, Inc.
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 Lee R. Raymond                            Chairman of the Board and Chief
                                              Executive Officer
                                           Exxon Mobil Corporation
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 John W. Kessler                           Owner
                                           John W. Kessler Company
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 Robert I. Lipp                            Chairman
                                           The St. Paul Travelers
                                              Companies, Inc.
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 Richard A. Monoogian                      Chairman and Chief Executive
                                              Officer
                                           Masco Corporation
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 David C. Novak                            Chairman and Chief Executive
                                              Officer
                                           Yum! Brands, Inc.
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------
 John R. Stafford                          Retired Chairman of the Board
                                           Wyeth
                                           c/o JPMorgan Chase & Co.
                                           270 Park Avenue
                                           New York, New York 10017
--------------------------------------------------------------------------------


                              Page 20 of 20 pages